Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Mitek Systems, Inc. on Form S-2 of our report dated December 29, 2003, appearing in the Annual Report on Form 10-K of Mitek Systems, Inc. for the year ended September 30, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
San Diego, California
September 29, 2004